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                                                                  Rule 424(b)(3)
                                                 Registration Stmt. No. 33-63343
Pricing Supplement No. 12                                    Dated: Oct. 3, 1997

(To Prospectus dated October 25, 1995 and
Prospectus Supplement dated February 15, 1996)

                           FINOVA CAPITAL CORPORATION
                   (Formerly Greyhound Financial Corporation)
                    Medium-Term Notes, Series C - Fixed Rate

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Principal Amount:      $25,000,000      Trade Date: 10/3/97
Issue Price:           100%             Original Issue Date: 10/8/97
Interest Rate:         6.39%            Net Proceeds to Issuer: $24,875,000
Stated Maturity Date:  10/8/02          Agent's Discount or Commission: $125,000
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Interest Payment Dates: Semiannually on each March 15
                       and September 15 and at Maturity
                       Commencing on March 15, 1998

Day Count Convention:
      (X)    30/360 for the period from October 8, 1997 to October 8, 2002
      ( )    Actual/360 for the period from     to
      ( )    Actual/Actual for the period from     to
Redemption:
      (X)    The Notes cannot be redeemed prior to the Stated Maturity Date.
      ( )    The Notes may be redeemed prior to the Stated Maturity Date.

Initial Redemption Date:

Optional Repayment:
      (X)    The Notes cannot be repaid prior to the Stated Maturity Date.
      ( ) The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
             Optional Repayment Date(s):
Currency:
      Specified Currency:
             (If other than U.S. dollars, see attached)
      Minimum Denominations:
             (Applicable only if Specified Currency is other than U.S. dollars)
Original Issue Discount: ( ) Yes      (X) No

      Total Amount of OID:
      Yield to Maturity:
      Initial Accrual Period:

Form: (X) Book-Entry  ( ) Certified

__Lehman Brothers  __First Chicago Capital Markets, Inc.  __Goldman, Sachs & Co.

__Merrill Lynch & Co.   __CS First Boston   _X_Morgan Stanley & Co. Incorporated